UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act Of 1934

Date of report (Date of earliest event reported) December 4, 2008

PHOTRONICS, INC.
(Exact name of registrant as specified in its charter)

Connecticut	0-15451	06-0854886
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

15 Secor Road, Brookfield, CT	06804
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, including area code (203) 775-9000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Entry into Material Definitive Agreement.

On December 4, 2008, the Company issued a press release announcing that it has amended its $155 million Revolving Credit Agreement. Under the amendment, the Company has through December 12, 2008 to finalize the revised terms and conditions of the Credit Agreement.

Item 2.02	Results of Operations and Financial Condition.
The Company also announced in the same press release that it will delay the release of its financial results for the fourth quarter and fiscal year for the period ended November 2, 2008. Photronics, Inc. expects to announce operating results for the fourth quarter of its 2008 fiscal year with revenue of $103.3 million, up 1.7%, compared to $101.6 million for the fourth quarter of 2007. Semiconductor photomasks are expected to account for $77.5 million or 75.0% of revenues during the fourth quarter of fiscal 2008, while flat panel display (FPD) photomask revenues are projected to be $25.8 million or 25.0% of revenues. The Company also expects to report operating income for the quarter due to further improvements in reducing its estimated revenue level to achieve breakeven operating income from previous guidance of $105 - $106 million to below $103 million in revenue. A copy of the press release is attached to this 8-K as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits.
99.1	Press Release issued December 4, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHOTRONICS, INC.
(Registrant)

DATE:	December 9, 2008	BY:	/s/ Richelle E. Burr
Richelle E. Burr
Associate General Counsel and Assistant Secretary

PHOTRONICS, INC.

EXHIBIT INDEX

Exhibit No.	Subject Matter
99.1	Press Release dated December 4, 2008.